UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2007

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2007 the Board of Directors of QuickLogic Corporation (the “Company”) approved certain amendments to the Company’s 1999 Stock Plan (the “Plan”), amended the form of Stock Option Agreement and form of Restricted Stock Purchase Agreement, and adopted a form of Restricted Stock Unit Agreement (the “RSU Agreement”) for use under the Plan, as amended.  The Company intends to use the form of RSU Agreement in connection with future awards of restricted stock units (“RSU’s”) to its officers, directors and employees. Each RSU represents the right to receive one share of common stock of the Company on the specified issuance date following the vesting of that unit.  Vesting of each RSU award may be based on length of service to the Company or may be tied to performance against a specific goal within a certain period of time. RSU vesting will typically occur during an open trading window under the Company’s insider trading policy following the specified service period or following achievement of the goal. If vesting is tied to performance against a goal, there is generally a threshold level of performance level required to vest in any portion of the RSU, and each RSU award vests ratably between threshold performance and full attainment of the goal.

The foregoing description of the Plan, form of RSU Agreement, form of Stock Option Agreement and form of Restricted Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to each document, a copy of which is attached hereto as Exhibit 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01(d) Exhibits.

10.1         1999 Stock Plan, as amended

10.2         Form of Restricted Stock Unit Agreement

10.3         Form of Stock Option Agreement

10.4         Form of Restricted Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2007	QuickLogic Corporation

/s/ Carl M. Mills
Carl M. Mills
Vice President, Finance and Chief Financial Officer